Exhibit 99.1

NEWS RELEASE

Enbridge Increases Stake in Enbridge Energy Partners

CALGARY, ALBERTA and HOUSTON - November 17, 2008 – Enbridge Inc. (TSX: ENB, NYSE:ENB) and Enbridge Energy Partners L.P. (“Enbridge Partners” or “EEP”) announced today that Enbridge has agreed to subscribe for 16.25 million Class A common units of EEP at a price of US$30.76 per unit, or approximately US$500 million in aggregate.  The units will be acquired by Enbridge’s subsidiary, Enbridge Energy Company, Inc., the general partner of EEP, which will also contribute approximately US$10 million to maintain its 2.0% general partner interest. The transaction has been approved by an independent committee of the Board of Directors of Enbridge Energy Management, L.L.C. on behalf of EEP.

Enbridge’s overall ownership in EEP will increase from approximately 15% to approximately 27% as a result of this transaction, which is expected to close on December 4, 2008.

“Enbridge Partners has an attractive slate of growth projects which will contribute to its future earnings and cash flow, and we will now have an increased participation in this growth”, said Patrick D. Daniel, President and Chief Executive Officer, Enbridge Inc.  “This investment will be immediately accretive to Enbridge’s earnings per share and will reinforce our long-term growth.  We have allowed for such an investment in our financing plans, which include sufficient flexibility to accommodate the required funding”.

Terrance L. McGill, President of EEP’s management company and of its general partner said, “This injection of capital increases our available liquidity to approximately $1.5 billion and provides a strong foundation for our 2009 capital program.  We are closely managing our discretionary capital program and we plan to fund the balance of our key capital expenditures through some combination of debt issuance, further equity issuance and potential asset sales.  As expected, we are seeing significant earnings and cash flow from Stage 1 of our Southern Access expansion program which was commissioned on schedule on April 1 of this year, as well as from our new Clarity natural gas pipeline.  The second stage of Southern Access is on schedule to commence service in April of next year, and Alberta Clipper is expected to come into service and begin contributing to earnings and cash flow in mid-2010”.

About Enbridge Inc.

Enbridge Inc., a Canadian company, is a leader in energy transportation and distribution in North America and internationally. As a transporter of energy, Enbridge operates, in Canada and the United States, the world’s longest crude oil and liquids transportation system. The Company also has international operations and a growing involvement in the natural gas transmission and midstream businesses. As a distributor of energy, Enbridge owns and operates Canada’s largest natural gas distribution company, and provides distribution services in Ontario, Quebec, New Brunswick and New York State. Enbridge employs approximately 5,700 people, primarily in Canada, the U.S. and South America. Enbridge’s common shares trade on the Toronto Stock Exchange in Canada and on the New York Stock Exchange in the U.S. under the symbol ENB. Information about Enbridge is available on the Company’s web site at www.enbridge.com.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (NYSE: EEP) (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership.

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Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although Enbridge believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in our Canadian securities filings and American SEC filings. While Enbridge makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Enbridge Inc.

Jennifer Varey	Vern Yu
Media	Investment Community
(403) 508-6563	(403) 231-3946
Toll-free: (888) 992-0997	Email: vern.yu@enbridge.com
Email: jennifer.varey@enbridge.com

Website: www.enbridge.com

Enbridge Energy Partners, L.P.

Larry Springer	Douglas Montgomery
Media	Investment Community
Telephone: (713) 821-2253	Toll-free: (866) EEP INFO or (866) 337-4636
E-mail: usmedia@enbridge.com	E-mail: eep@enbridge.com

Website:  www.enbridgepartners.com